       INVESTMENT MANAGEMENT AGREEMENT
       AGREEMENT, made by and between DELAWARE INVESTMENTS COLORADO
MUNICIPAL INCOME FUND, INC., a Minnesota Corporation (the "Company"), and
DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business
Trust, a Delaware statutory trust (the "Investment Manager").
W I T N E S S E T H:

WHEREAS, the Company has been organized and operates as an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");
WHEREAS, the Company engages in the business of investing and reinvesting its assets in securities;
WHEREAS, the Investment Manager is registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), as an investment adviser and engages in the business of providing investment management services; and
WHEREAS, the Company and the Investment Manager desire to enter into this Agreement so that the Investment Manager may provide investment management services to the Company.
NOW, THEREFORE, in consideration of the mutual covenants herein contained, and each of the parties hereto intending to be legally bound, it is agreed as follows:
1. The Company hereby employs the Investment Manager to manage the investment and reinvestment of the Company's assets and to administer the Company's affairs, subject to the direction of the Company's Board of Directors and officers for the period and on the terms hereinafter set forth.  The Investment Manager hereby accepts such employment and agrees during such period to render the services and assume the obligations herein set forth for the compensation herein provided.  The Investment Manager shall for all purposes herein be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or represent the Company in any way, or in any way be deemed an agent of the Company.  The Investment Manager shall regularly make decisions as to what securities and other instruments to purchase and sell on behalf of the Company and shall effect the purchase and sale of such investments in furtherance of the Company's investment objectives and policies and shall furnish the Board of Directors of the Company with such information and reports regarding the Company's investments as the Investment Manager deems appropriate or as the Directors of the Company may reasonably request.  Such decisions and services shall include exercising discretion regarding any voting rights, rights to consent to corporate actions and any other rights pertaining to the Company's investment securities.
2. The Company shall conduct its own business and affairs and shall bear the expenses and salaries necessary and incidental thereto, including, but not in limitation of the foregoing, the costs incurred in: the maintenance of its corporate existence; the maintenance of its own books, records and procedures; dealing with its own shareholders; the payment of dividends; transfer of shares, including issuance, redemption and repurchase of shares; preparation of share certificates;
reports and notices to shareholders; calling and holding of shareholders' and Directors' meetings;
miscellaneous office expenses; brokerage commissions; custodian fees; legal, auditing, fund accounting and financial administration fees; taxes; federal and state registration fees; and other costs and expenses approved by the Board of Directors.  Directors, officers and employees of the
Investment Manager may be directors, Directors, officers and employees of any of the investment companies within the Delaware Investments family of funds (including the Company).  Directors, officers and employees of the Investment Manager who are directors, Directors, officers and/or employees of these investment companies shall not receive any compensation from such companies for acting in such dual capacity.
In the conduct of the respective businesses of the parties hereto and in the performance of this
Agreement, the Company and Investment Manager may share facilities common to each, which may include legal and accounting personnel, with appropriate proration of expenses between them.
3. (a) Subject to the primary objective of obtaining the best execution, the Investment
Manager may place orders for the purchase and sale of portfolio securities and other instruments with such broker/dealers selected by the Investment Manager who provide statistical, factual and financial information and services to the Company, to the Investment Manager, to any sub-
adviser (as defined in Paragraph 5 hereof, a "Sub-Adviser") or to any other fund or account for which the Investment Manager or any Sub-Adviser provides investment advisory services and/or with broker/dealers who sell shares of the Company or who sell shares of any other investment company (or series thereof) for which the Investment Manager or any Sub-Adviser provides investment advisory services.  Broker/dealers who sell shares of any investment companies or series thereof for which the Investment Manager or Sub-Adviser provides investment advisory services shall only receive orders for the purchase or sale of portfolio securities to the extent that the placing of such orders is in compliance with the rules of the Securities and Exchange
Commission (the "SEC") and Financial Industry Regulatory Authority, Inc. ("FINRA") and does not take into account such broker/dealer's promotion or sale of such shares.
       (b) Notwithstanding the provisions of subparagraph (a) above and subject to such policies and procedures as may be adopted by the Board of Directors and officers of the
Company, the Investment Manager may cause the Company to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, in such instances where the Investment Manager has determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or the Investment Manager's overall responsibilities with respect to the Company and to other investment companies (or series thereof) and other advisory accounts for which the Investment Manager exercises investment discretion.
4. As compensation for the investment services to be rendered to the Company by the
Investment Manager under the provisions of this Agreement, the Company shall pay monthly to the Investment Manager exclusively from the Company's assets, a fee based on the average daily net assets of the Company during the month.  Such fee shall be calculated in accordance with the fee schedule applicable to the Company as set forth in Exhibit A hereto.
If this Agreement is terminated prior to the end of any calendar month, the management fee for the Company shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days during which the Agreement is in effect bears to the number of calendar days in the month, and shall be payable within 10 calendar days after the date of termination.
5. The Investment Manager may, at its expense, select and contract with one or more investment advisers registered under the Advisers Act ("Sub-Advisers") to perform some or all of the services for the Company for which it is responsible under this Agreement.  The Investment
Manager will compensate any Sub-Adviser for its services to the Company.  The Investment
Manager may terminate the services of any Sub-Adviser at any time in its sole discretion, and shall at such time assume the responsibilities of such Sub-Adviser unless and until a successor
Sub-Adviser is selected and the requisite approval of the Company's shareholders, if any is required, is obtained.  The Investment Manager will continue to have responsibility for all advisory services furnished by any Sub-Adviser.
6. The services to be rendered by the Investment Manager to the Company under the provisions of this Agreement are not to be deemed to be exclusive.  The Investment Manager, its
Directors, officers, employees, agents and shareholders may engage in other businesses, may render investment advisory services to other investment companies, or to any other corporation, association, firm or individual, and may render underwriting services to the Company or to any other investment company, corporation, association, firm or individual, so long as the Investment
Manager's other activities do not impair its ability to render the services provided for in this
Agreement.
7. It is understood and agreed that so long as the Investment Manager and/or its advisory affiliates shall continue to serve as the investment adviser to the Company, other investment companies as may be sponsored or advised by the Investment Manager or its affiliates may have the right permanently to adopt and to use the words "Delaware," "Delaware Investments" or
"Delaware Group" in their names and in the names of any series or class of shares of such funds.
8. In the absence of willful misfeasance, bad faith, gross negligence, or a reckless disregard of the performance of its duties as the Investment Manager to the Company, the Investment
Manager shall not be subject to liability to the Company or to any shareholder of the Company for any action or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security, or otherwise.
9. (a) This Agreement shall be executed and become effective as of the date written below, only if approved by the vote of a majority of the outstanding voting securities of the
Company.  It shall continue in effect for an initial period of two years and may be renewed thereafter only so long as such renewal and continuance is specifically approved at least annually by the Board of Directors or by the vote of a majority of the outstanding voting securities of the
Company and only if the terms and the renewal hereof have been approved by the vote of a majority of the Directors of the Company who are not parties hereto or interested persons of any such party ("Independent Directors"), cast in person at a meeting called for the purpose of voting on such approval.
       (b) This Agreement (and Exhibit A hereto) may be amended without the approval of a majority of the outstanding voting securities of the Company if the amendment relates solely to a management fee reduction or other change that is permitted or not prohibited under the then current federal law, rule, regulation or SEC staff interpretation thereof to be made without shareholder approval. This Agreement may be amended from time to time pursuant to a written agreement executed by the Company and the Investment Manager.
       (c) This Agreement may be terminated by the Company at any time, without the payment of a penalty, on sixty days' written notice to the Investment Manager of the Company's intention to do so, pursuant to action by the Board of Directors of the Company or pursuant to the vote of a majority of the outstanding voting securities of the Company.  The Investment Manager may terminate this Agreement at any time, without the payment of a penalty, on sixty days'
written notice to the Company of its intention to do so. Upon termination of this Agreement, the obligations of all the parties hereunder shall cease and terminate as of the date of such termination, except for any obligation to respond for a breach of this Agreement committed prior to such termination, and except for the obligation of the Company to pay to the Investment
Manager the fee provided in Paragraph 4 hereof, prorated to the date of termination. This
Agreement shall automatically terminate in the event of its assignment.
10. This Agreement shall extend to and bind the administrators, successors and permitted assigns of the parties hereto.
11. For the purposes of this Agreement, (i) the terms "vote of a majority of the outstanding voting securities"; "interested persons"; and "assignment" shall have the meaning ascribed to them in the 1940 Act; and (ii) references to the SEC and FINRA shall be deemed to include any successor regulators.
 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the 4th day of January, 2010

DELAWARE MANAGEMENT
COMPANY, a series of Delaware
Management Business Trust

DELAWARE INVESTMENTS
COLORADO MUNICIPAL INCOME
FUND, INC.

By  David P. O'Connor
Name   David P. O'Connor
Title     Sr. Vice President

By  Patrick P. Coyne
Name   Patrick P. Coyne
Title     President

EXHIBIT A
THIS EXHIBIT to the Investment Advisory Agreement between DELAWARE
INVESTMENTS COLORADO MUNICIPAL INCOME FUND, INC. (the "Company") and
DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business
Trust (the "Investment Manager") entered into as of the 4th day of January, 2010 (the
"Agreement") provides the management fee rate schedule for the Company and the date on which the Agreement became effective for the Company.

Effective Date
Management Fee Schedule (as a
percentage of average daily net
assets)
Annual Rate
Delaware Investments Colorado
Municipal Income Fund, Inc.
January 4, 2010

0.40%

*For the purposes of calculating the fee, the Company's average daily net assets shall be calculated without regard to (i) the liquidation value or other involuntary liquidation preference of any outstanding senior security which is a stock (including shares of preferred stock) of the Company (as those terms are used in Section 18 of the 1940 Act)
and (ii) liabilities arising from other senior securities, borrowings or other forms of leveraging.

1
Investment Agree- 1_2010 Clsd End- Colorado Muni Income

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